Exhibit 99.1

LogMeIn Acquires Bold Software

Bolsters customer care product portfolio with live chat and click-to-call services

WOBURN, Mass., January 9, 2012 – LogMeIn, Inc. (NASDAQ: LOGM) today announced that it has completed the acquisition of the assets of Bold Software, LLC, a leading provider of web chat and customer communications software. The move is part of a larger strategy to expand LogMeIn’s portfolio of web-based services aimed at customer care organizations – call centers, external help desks, and customer service teams.

Bold Software’s BoldChat product line is a premier live chat and click-to-call customer service solution used by thousands of retail, financial services, manufacturing, software, and telecommunications organizations. LogMeIn’s customer care services are used by tens of thousands of helpdesks and call centers – 50 of the world’s top mobile operators, support organizations like Best Buy’s Geek Squad, and OEMs like Sling Media– to remotely diagnose and resolve technical issues.

“We’re seeing a shift in the way companies are approaching customer care, as well as the ways they are gauging its impact and effectiveness. Where just a few years ago, self-help and deflection may have been the predominant approach, companies are now seeking opportunities for meaningful engagement with their customers and prospects,” said Michael Simon, CEO of LogMeIn. “We believe this acquisition significantly expands the unique services we can offer to help facilitate customer engagement, while broadening the value to a wider group of customer service staff.”

LogMeIn plans to continue to offer BoldChat as a standalone offering while integrating the BoldChat service with its other product lines to deliver a comprehensive suite of essential cloud-based customer care services. This is expected to include its flagship remote support offering, LogMeIn Rescue.

“LogMeIn and Bold Software have a shared vision when it comes to customer care – we believe it’s a great match for our loyal customers and our business. By combining forces, we believe we have an opportunity to deliver a suite of services beyond anything available today,” said Steve Castro-Miller, president and CEO of Bold Software. “We look forward to joining the LogMeIn team to build the comprehensive customer engagement foundation required by today’s most demanding customer service and eCommerce organizations.”

“Quality customer service is a hallmark of our business, and we’ve long invested in capabilities that can deliver a great online experience, from answering pre-sale questions to providing post-sale support,” said Jon Abt, CEO of Abt Electronics, the Chicago-based online retailer and a joint LogMeIn, Bold Software customer. “We view this as a natural extension of LogMeIn’s and Bold Software’s customer service solutions. It’s a promising move by two teams with a great understanding of today’s Web-centric customer care.”

Terms and Financial Impact

Under the terms of the transaction, LogMeIn acquired substantially all of the net assets of Bold Software for total consideration of approximately $16.5 million in cash, a portion of which is contingent retention-based bonuses and is expected to be paid over time. LogMeIn expects the acquisition to be accretive to its non-GAAP operating results within twelve months and will provide more details regarding the financial terms of the transaction during its fourth quarter 2011 financial results conference call.

About LogMeIn, Inc.

LogMeIn (Nasdaq:LOGM) provides cloud-based remote access, support and collaboration solutions to quickly, simply and securely connect millions of internet-enabled devices across the globe — computers, smartphones, iPad™ and Android™ tablets, and digital displays. Designed for consumers, mobile professionals and IT organizations, LogMeIn’s solutions empower more than 13 million users to connect over 100 million devices. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, India, Japan, the Netherlands, and the UK.

About Bold Software:

Bold Software LLC is a leading provider of world-class web communication tools designed to help businesses improve online support and increase sales. The company is headquartered in Wichita, KS, with thousands of customers around the world. For more information about Bold Software, go to www.BoldChat.com or call 1-866-753-9933.

LogMeIn is a registered trademark of LogMeIn in the U.S. and other countries. iPad and iPhone are trademark of Apple Inc., and Android is a trademark of Google, Inc., in the U.S. and other countries around the world.

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Media contact:

Craig VerColen

press@logmein.com

+1-781-897-0696

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the customer care market and other applicable markets, the impact of the acquisition on the Company’s business, including the expected expansion of the Company’s products and services, the synergies between Bold Software and the Company, as well as the Company’s plans for the integration of Bold products and services. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to the Company’s ability to integrate the businesses, technologies, products, personnel and operations of Bold Software, the Company’s ability to retain employees and customers of Bold Software and the Company’s ability to compete effectively.

Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements.